Exhibit 3.84

SUNGARD FINANCIAL SYSTEMS LLC

LIMITED LIABILITY COMPANY AGREEMENT

RECITALS

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SunGard Financial Systems LLC (the “Company”) is entered into as of 11:59 p.m. (EDT) on August 12, 2005 by SunGard Investment Ventures LLC.

WHEREAS, the Company has been formed as a limited liability company pursuant to the Act (as defined below) by the filing of the Certificate of Formation and the Certificate of Conversion, each as defined below.

AGREEMENT

NOW, THEREFORE, the Member agrees with the Company as follows:

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Act” shall mean the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101, et seq.) as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Limited Liability Company Agreement of the Company, as amended from time to time.

“Board Members” is defined in Section 1 of Exhibit 6.1 attached hereto.

“Capital Contribution” shall mean the amount of cash and the fair market value of any other property contributed to the Company with respect to the Interest held by the Member.

“Certificate of Conversion” shall mean the Certificate of Conversion pursuant to which SunGard Financial Systems Inc., a Delaware corporation, converted into the Company, a Delaware limited liability company, filed on August 12, 2005 with the Secretary of State of the State of Delaware, effective as of 11:59 p.m. (EDT) on August 12, 2005.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed on August 12, 2005 with the Secretary of State of the State of Delaware, effective as of 11:59 p.m. (EDT) on August 12, 2005, and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Company” shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Interest in the Company.

“Fiscal Year” shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Member shall otherwise elect or as required by the Code.

“Indemnified Party” is defined in Section 10.1.

“Interest” shall mean the entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” shall mean the Person listed as Member on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Unit Certificate” is defined in Section 7.2.

“Units” are a measure of the Member’s Interest in the Company.

2.	FORMATION AND PURPOSE

2.1. Formation, etc. The Company was formed as a limited liability company pursuant to the Act by the filing of the Certificate of Formation and the Certificate of Conversion. The rights, duties and liabilities of the Member and the Board of Managers shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. By execution hereof, the Member is admitted as a member of the Company and shall acquire a limited liability interest in the Company.

2.2. Name. The name of the Company is SunGard Financial Systems LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable.

The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

2.3. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be: c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4. Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6. Specific Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, including without limitation leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient to, or incidental to the accomplishment of the purposes of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(i) to appoint employees, officers, agents and representatives of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with the Act and this Agreement;

(k) to cease its activities and cancel its Certificate of Formation; and

(l) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7. Certificate of Formation. Michael J. Ruane and each officer of the Company are designated as authorized persons within the meaning of the Act to execute, deliver and file the Certificate of Formation, and Michael J. Ruane and such other Persons as may be designated from time to time by the Board of Managers are designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Office. The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Board of Managers shall establish, and the Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.	MEMBER; CAPITAL CONTRIBUTIONS

3.1. Member. The name and the business address of the Member of the Company are as follows:

Name	Address
SunGard Investment Ventures LLC	1105 N. Market Street Suite 1412, Wilmington, DE 19801

3.2. Capital Contributions. The Member may make Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any Capital Contributions.

3.3. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Member with respect to its Capital Contributions.

4.	STATUS AND RIGHTS OF THE MEMBER

4.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

4.2. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

4.3. No Management or Control. The Member shall not take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

5.	ALLOCATIONS; DISTRIBUTIONS

5.1. Allocations. All of the Company’s profits and losses shall be allocated to the Member.

5.2. Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Board of Managers. Distributions may be made in cash, securities or other property.

5.3. Withholding. The Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Member’s status as a Member hereunder.

5.4. Taxation. It is the intent of the Member that, since the Company has a single owner, the Company shall be disregarded as an entity separate from its Member for federal tax purposes pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

6.	MANAGEMENT

6.1. Management. The business of the Company shall be managed by a Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. The Board of Managers as of the date hereof shall be the Persons set forth in Exhibit 6.1. Thereafter, the Persons constituting the Board of Managers shall be designated by the Member in accordance with Exhibit 6.1 hereto. Decisions of the Board of Managers shall be embodied in a vote or resolution adopted in accordance with the procedures set forth in Exhibit 6.1. Such decisions shall be decisions of the “managers” of the Company for all purposes of the Act and shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Section 6.3. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Exhibit 6.1 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized agent of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

6.2. Authority of Board of Managers. Except as otherwise expressly provided in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company which would otherwise be possessed by the Member under the laws of the State of Delaware and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company; provided, however, that the consent of the Member shall be required to effect mergers and conversions with other Persons. The power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into of leases for real or personal property, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in the Company and securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, (g) making of investments in or the acquisition of securities of any Person, (h) giving of guarantees and indemnities, (i) entering into of contracts or agreements whether in the ordinary course of business or otherwise, (j) mergers with (subject to the required consent of the Member described in the preceding sentence) or acquisitions of other Persons, (k) the sale or lease of all or any portion of the assets of the Company, (l) forming subsidiaries or joint ventures, (m) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (n) all other acts or activities necessary or desirable for the carrying out of the purposes of the Company including those referred to in Section 2.6.

6.3. Officers: Agents. The Board of Managers by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Controller, Secretary or Assistant Secretary. An officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit 6.3. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company may be signed by the Chairman, if any, the President, a Vice

President (including any Assistant Vice President) or the Treasurer, Controller, Secretary or Assistant Secretary at the time in office. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

6.4. Reliance by Third Parties. Any Person dealing with the Company or the Member may rely upon a certificate signed by the Member or a member of the Board of Managers as to: (a) the identity of the Member or the members of the Board of Managers, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or the Board of Managers or are in any other manner germane to the affairs of the Company, (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action taken by or on behalf of the Company by the Member, the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company, the Board of Managers or as to any other matter whatsoever involving the Company or the Member.

7.	UNITS; REGISTRATION AND TRANSFER OF INTERESTS

7.1. Units. The Member’s Interest shall be divided into 1,000 Units. The Board of Managers may issue additional Units to any Member in respect of Capital Contributions.

7.2. Unit Certificates; Registration. The Member shall be entitled to a certificate stating the number of Units held by the Member in such form as shall, in conformity with law and this Agreement, be prescribed from time to time by the Board of Managers (a “Unit Certificate”). Such Unit Certificate shall be signed by the President or any Vice President or Assistant Vice President and by the Treasurer, Secretary or an Assistant Secretary of the Company. The Company shall maintain a record of the ownership of the Interest which shall, initially, be as set forth on Exhibit 7.2 and which shall be amended from time to time to reflect transfers of the ownership of the Interest.

7.3. Interest as Securities. The Member’s Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8- 101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

7.4. Transfer of Interests. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 7 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

8.	AMENDMENTS TO AGREEMENT

This Agreement may be amended or modified by the Member by a writing executed by the Member. The Member shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any such amendment or modification.

9.	DISSOLUTION OF COMPANY

9.1. Events of Dissolution or Liquidation. The Company shall be dissolved and its affairs wound up upon the happening of either of the following events: (a) the written determination of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2. Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 5.1 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

10.	INDEMNIFICATION

10.1. General. The Company shall indemnify, defend, and hold harmless the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, each member of the Board of Managers and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Party by virtue of such Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section 10 shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 10.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Board of Managers determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 10 the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 10. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

10.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

10.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 10 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

10.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the Board of Managers or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 10.

11.	MISCELLANEOUS

11.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

11.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed to the Member at its address in the records of the Company or otherwise specified by the Member.

11.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

11.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

11.5. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

11.6. No Third Party Rights. Except for the provisions of Section 6.4, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first set forth above.

SUNGARD INVESTMENT VENTURES LLC

By:	/S/ Michael J. Ruane
Michael J. Ruane, President

LLC Agreement for SunGard Financial Systems LLC

Exhibit 6.1

BOARD OF MANAGERS

1. Number; Appointment. The Board of Managers initially shall consist of three persons (each such person, along with any other persons appointed from time to time, the “Board Members”). The Member may increase or decrease the number of Board Members. Any appointment of a Board Member shall be made and any removal of a Board Member shall be carried out by a writing signed by the Member. Any such appointment or removal shall be effective upon execution of such writing or as otherwise stated therein.

2. Initial Board of Managers. The following individuals will be the initial Board Members:

Andrew P. Bronstein

Lawrence A. Gross

Michael J. Ruane

3. Tenure. Each Board Member shall, unless otherwise provided by law, hold office until such individual is removed, or resigns or dies. Any Board Member may be removed by the Member, at any time without giving any reason for such removal. A Board Member may resign by written notice to the Company which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled by the Member as provided in Section 1 above.

4. Meetings. Meetings of the Board of Managers may be held at any time at such places within or without the State of Delaware designated in the notice of the meeting, when called by the Chair of the Board of Managers, if any, the President or any two Board Members acting together, reasonable notice thereof being given to each Board Member.

5. Notice. It shall be reasonable and sufficient notice to a Board Member to send notice by overnight delivery at least forty-eight hours or by facsimile at least twenty-four hours before the meeting addressed to such Board Member at such Board Member’s usual or last known business or residence address or to give notice to such Board Member in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Board Member if a written waiver of notice, executed by such Board Member before or after the meeting, is filed with the records of the meeting, or to any Board Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Board Member. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

6. Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Board Members then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

7. Action by Vote. Except as may be otherwise provided by law, when a quorum is present at any meeting the vote of a majority of the Board Members present shall be the act of the Board of Managers.

8. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Board Members consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

9. Participation in Meetings by Conference Telephone. Board Members may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

10. Interested Transactions.

(a) No contract or transaction between the Company and one or more of the Board Members or officers, or between the Company and any other company, partnership, association, or other organization in which one or more of the Board Members or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Board Member or officer is present at or participates in the meeting of the Board of Managers which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(i) The material facts as to such Board Member’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers, and the Board of Managers in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Board Members, even though the disinterested Board Members be less than a quorum; or

(ii) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Managers.

(b) Common or interested Board Members may be counted in determining the presence of a quorum at a meeting of the Board of Managers which authorizes the contract or transaction.

Exhibit 6.3

OFFICERS

Name	Office(s)
CORPORATE OFFICERS

Thomas J. McDugall	Vice President – Finance

Joyce LaMere	Vice President – Human Resources

Sara G. Armstrong	Assistant Vice President & Assistant Secretary

Andrew P. Bronstein	Assistant Vice President & Assistant Secretary

Lawrence A. Gross	Assistant Vice President & Assistant Secretary

Michael J. Ruane	Assistant Vice President, Assistant Secretary & Treasurer

Leslie S. Brush	Secretary

SUNGARD BUSINESS INTEGRATION DIVISION

James E. Ashton III	Group Chief Executive Officer SunGard Trading, Treasury and Risk Management

David W. Jeffers	Group Chief Financial Officer SunGard Trading, Treasury & Risk Management and Vice President – Finance

Thomas E. King	Chief Executive Officer & President

Craig S. Dudsak	Executive Vice President

Noga Perry	Executive Vice President

Michael Aronow	Vice President – Development

William K. Gates	Vice President – Marketing

Gerd Klask	Vice President – Central Europe

Mark Rudland	Vice President – UK & Southern Europe

Hani Lerman	Chief Financial Officer

SUNGARD BROKERAGE & CLEARANCE SOLUTIONS DIVISION

Donald W. Birdwell	Group Chief Executive Officer SunGard Wealth Management & Brokerage

Kenneth R. Buchanan	Group Chief Financial Officer SunGard Wealth Management & Brokerage

George C. Myers	Group Product Management – SunGard Wealth Management & Brokerage

Michael Nemerowski	Group Technology Officer – SunGard Wealth Management & Brokerage

Deborah J. Overdeput	Group Marketing Officer – SunGard Wealth Management & Brokerage

Nicole P. Burn	Director of Marketing Communications – SunGard Wealth Management & Brokerage

David B. Ferry	Director of Group Market Strategy – SunGard Wealth Management & Brokerage

Thomas A. Selby	Director of Group Business Development – SunGard Wealth Management & Brokerage

Gerard M. Murphy	President – SunGard Brokerage & Clearance Solutions Group & President – Phase3

Herbert Hesch	President – BOLT/Intrader

Paul Stringer	Executive Vice President – Applications Service Provider

Scott Foster	Senior Vice President – Sales

Douglas H. MacFadden	Senior Vice President – Strategic Development

William V. McLemore	Senior Vice President – Product Development

Anthony Scianna	Senior Vice President – Business Development

Kevin F. Bryson	Vice President – Product Development/StreamBridge

Michael W. Dopkins	Vice President – Data Center Operations

Paul L. Hedberg	Vice President – Product Development/BOLT/InTrader

Roger L. Knode	Vice President – Professional Services

Michael LaColla	Vice President – Data Center Operations

Leonard Mathiason	Vice President – Customer Services

Shari McCusker	Vice President – Product Development/Securities Focus

Steven McLaughlin	Vice President

Joanne Parece	Vice President – Professional Services

Marc Thorsen	Controller

Exhibit 7.2

REGISTER OF INTERESTS

Holder of Interest	Unit Certificate Number	Units
SunGard Investment Ventures LLC	1	1,000